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                                                                    EXHIBIT 10.1


                          INCENTIVE COMPENSATION PLANS


         The Company and its subsidiaries provide annual incentive compensation through a bonus plan maintained for all salaried personnel. The bonus plan directly links incentive pay to achievement of predetermined, objective performance goals. For employees employed directly by the holding company, incentive pay is based on return on beginning shareholders' equity. For employees employed by an operating subsidiary, incentive pay is based on pre-tax earnings, as adjusted for that subsidiary, as a percentage of beginning capital employed. If the Company, or a subsidiary, as applicable, achieves the predetermined minimum goals, employees are paid a predetermined percentage of base compensation as incentive. The percentage of base compensation payable as incentive compensation increases proportionally until a maximum performance goal is achieved with respect to the applicable measure of performance.